Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Partners, L.P. Announces Results for Fourth Quarter and Full Year 2014

LOS ANGELES, CA (March 17, 2015) – Rentech Nitrogen Partners, L.P. (NYSE: RNF) today announced financial and operating results for the three months and year ended December 31, 2014.

Keith Forman, CEO of Rentech Nitrogen, said, “Our production volumes in 2014 were below our expectations, which hurt results. We had unplanned downtime at the East Dubuque facility. At our Pasadena complex, we chose to scale back production during the fourth quarter as part of our restructuring plan to bring the facility back to positive EBITDA.”

Mr. Forman continued, “The commodity environment for the first half of 2015 looks favorable. We have locked prices on significant portions of our product deliveries for both facilities and natural gas costs for East Dubuque. We are already seeing the benefits of improved operating margins and a lower cost structure at the Pasadena facility following the restructuring of the plant.”

Mr. Forman added, “We will carefully evaluate strategic alternatives for Rentech Nitrogen under the process that we recently launched.”

Summary of Results

Revenues for the fourth quarter of 2014 were $80.6 million, compared to $54.6 million for the prior year period. Revenues for 2014 were $334.6 million, compared to $311.4 million in 2013.

Gross profit for the fourth quarter of 2014 was $11.8 million, compared to a gross loss of $8.0 million for the same period last year. Gross profit for 2014 was $60.5 million, compared to $71.4 million in 2013.

Adjusted EBITDA for the fourth quarter of 2014 was $13.4 million, compared to an Adjusted EBITDA loss of $8.6 million in the corresponding 2013 period. Adjusted EBITDA for 2014 was $64.7 million, compared to $66.5 million in 2013. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release appears below.

Net income for the fourth quarter of 2014 was $7.8 million, or $0.20 per basic unit. Net income for the fourth quarter of 2014 was $2.2 million, or $0.06 per basic unit, excluding the loss allocated to unvested units and the Agrifos settlement. This compares to a net loss of $17.4 million, or a loss of $0.45 per basic unit, for the prior year period.

Net loss for 2014 was $1.1 million, or a loss of $0.03 per basic unit. This compares to net income of $4.1 million, or $0.10 per basic unit, for 2013. Net income was $21.1 million, or $0.55 per basic unit, for 2014, excluding the loss allocated to unvested units, the Pasadena goodwill impairment, loss on debt extinguishment and the Agrifos settlement. This compares to $35.5 million, or $0.90 per basic unit, for 2013, excluding income allocated to unvested units, the Pasadena goodwill impairment, loss on debt extinguishment and gain on fair value adjustment to earn-out consideration.

Three Months Ended December 31, 2014

East Dubuque Facility

Revenues for the fourth quarter of 2014 were $47.9 million, compared to $30.9 million for the same period last year. Higher ammonia sales volume contributed to this increase, partially offset by lower natural gas sales and lower ammonia sales prices. A scheduled turnaround and a fire in the fourth quarter of 2013 lowered production volumes in the prior year period.

Average sales prices per ton for the fourth quarter of 2014 were 4% lower for ammonia and relatively flat for UAN, as compared with the same period last year. These two products comprised 84% of the East Dubuque facility’s revenues for the fourth quarter of 2014 and 78% for the same period last year.

Gross profit was $14.0 million for the fourth quarter of 2014; this compares to a gross loss of $0.5 million for the same period last year. Gross profit margin for the fourth quarter of 2014 was 29%, compared to a gross loss margin of 2% for the same period last year. Gross profit and margin for 2013 were negatively impacted by turnaround expenses totaling $7.8 million, fixed operating costs of $4.3 million while the East Dubuque plant was idle, and a $1.0 million deductible under our property insurance policy related to the 2013 fire. Gross profit for 2014 increased despite an increase in depreciation (included in cost of sales) and increased costs of natural gas and electricity. Natural gas costs reflected higher natural gas prices, increases in sales volumes and a loss on natural gas derivatives of $3.1 million, partially offset by a $2.5 million decline in the cost of natural gas sold. The increase in depreciation expense was primarily due to the completion of the ammonia expansion project in late 2013. Increased electricity costs reflected higher rates and usage, due in part to the new equipment installed as part of the ammonia expansion project.

Adjusted EBITDA for the fourth quarter of 2014 was $17.0 million, compared to $0.3 million in the corresponding period in 2013.

Net income was $12.9 million for the fourth quarter of 2014, compared to a net loss of $2.1 million for the same period last year.

Pasadena Facility

Revenues for the fourth quarter of 2014 were $32.6 million, compared to $23.7 million for the same period last year. Higher sales volumes for ammonium sulfate and sulfuric acid and higher sales prices of ammonium sulfate contributed to the increase. Sales volume for ammonium sulfate increased as we gained market share and demand grew. Sales volume of sulfuric acid in 2014 benefited from higher production compared to 2013, when unplanned outages reduced production.

Average sales prices per ton increased for ammonium sulfate by 21% and remained relatively flat for sulfuric acid for the fourth quarter of 2014, as compared with the same period last year. Factors contributing to higher sales prices for ammonium sulfate include a larger proportion of higher-priced domestic sales and more favorable supply and demand conditions. Ammonium sulfate and sulfuric acid comprised 87% of the Pasadena facility’s revenues for the fourth quarter of 2014 and 68% for the same period last year.

Gross loss was $2.2 million for the fourth quarter of 2014, compared to a gross loss of $7.6 million for the same period last year. Gross loss margin for the fourth quarter of 2014 was 7% compared to a gross loss margin of 32% for the same period last year. Increases of volumes, by 16% for ammonium sulfate and 76% for sulfuric acid, drove improvements in margins.

Adjusted EBITDA loss for the fourth quarter of 2014 was $1.1 million, compared to $7.5 million in the corresponding period in 2013.

Net loss was $3.4 million for the fourth quarter 2014, compared to $9.4 million for the same period last year.

Year Ended December 31, 2014

East Dubuque Facility

Revenues for 2014 were $196.4 million, compared to $177.7 million for 2013. The increase was due to higher sales volumes for ammonia and urea and higher natural gas sales, partially offset by lower sales prices for ammonia, UAN and urea.

Ammonia production capacity increased 23% after we completed the ammonia expansion project in December 2013. This additional ammonia available for sale enabled higher ammonia deliveries in 2014. During the fourth quarter of 2013, production was interrupted due to a planned turnaround and a subsequent fire, which resulted in lower amounts of ammonia available for sale in 2013. Urea sales increased during 2014 due to higher sales of DEF and granular urea.

Average sales prices per ton for 2014 were 16% lower for ammonia and 5% lower for UAN, compared to 2013. These two products comprised 81% of revenues for 2014 and 82% for 2013. The decreases in our sales prices for ammonia and UAN were consistent with the decline in global nitrogen fertilizer prices in the earlier portions of the respective years, partially offset by increases in the latter portions of the respective years. These decreases were caused by significantly higher levels of low-priced urea in the global market, particularly from China. Prices were also affected by additional nitrogen fertilizer production brought on line in North America over the last 12 months.

Gross profit was $74.8 million for 2014, compared to $80.9 million for 2013. Gross profit margin was 38% for 2014, compared to 46% for 2013. The decreases in gross profit and gross margin were primarily due to lower product pricing and increased costs of natural gas, depreciation and electricity. Gross profit was also negatively impacted by 17 days of unplanned downtime, which reduced the amount of product available for sale.

Adjusted EBITDA for 2014 was $85.8 million, compared to $84.5 million for 2013.

Net income was $69.8 million for 2014, compared to $75.2 million for 2013.

Pasadena Facility

Revenues for 2014 were $138.2 million, compared to $133.7 million for 2013. The increase was due to higher sales volumes for ammonium sulfate, partially offset by lower sales volumes for sulfuric acid and lower sales prices for ammonium sulfate and sulfuric acid.

Ammonium sulfate production increased after we completed the debottlenecking project in December 2013. Also, demand increased due to favorable weather during the planting season and an increase in international orders. After expanding ammonium sulfate production capacity, less sulfuric acid was available for sale, causing a decline in sulfuric acid sales volume during 2014. In October of 2014, we initiated a plan to reduce production and costs, and increase profitability at the Pasadena facility.

Average sales prices per ton decreased by 19% for ammonium sulfate and 6% for sulfuric acid in 2014, compared to 2013. These two products comprised 91% of revenues for 2014 and 90% for 2013. A higher proportion of export sales, priced lower than domestic sales, contributed to the decline in average product prices. Furthermore, higher exports of ammonium sulfate from China put downward pressure on prices. The additional supplies from China originated from new plants that produce ammonium sulfate as a by-product of manufacturing caprolactam.

Gross loss was $14.3 million for 2014, compared to gross loss of $9.5 million for 2013. Gross loss margin for 2014 was 10%, compared to gross loss margin of 7% for 2013. The decreases in gross profit and gross profit margin were primarily due to declines in average sales prices for ammonium sulfate, increases in the unit prices of raw materials, turnaround expenses and other unplanned maintenance expenses.

Adjusted EBITDA loss for 2014 was $12.4 million, compared to $10.1 million for 2013.

Net loss was $47.9 million for 2014, compared to $48.4 million in 2013. Net loss excluding goodwill impairment was $20.7 million for 2014, compared to $18.3 million in 2013.

Outlook

Full Year 2015 Guidance

Rentech Nitrogen provided the following forecast for production, product deliveries, consumption of inputs and capital expenditures for the full year of 2015. The partnership noted that actual results may differ from the forecast for a number of reasons, particularly in the event of unplanned downtime or reduced production due to the possibility of issues related to the ammonia converter at the East Dubuque facility, which is scheduled to be replaced in late 2016.

Annual Guidance

2015
Production (in thousand tons)
East Dubuque Facility
Ammonia	340
UAN	300
Urea (liquid and granular)	190
Nitric acid	120
CO2	80
Pasadena Facility
Ammonium sulfate	500
Sulfuric acid	590
Ammonium thiosulfate	70
Forecasted Deliveries (in thousand tons)
East Dubuque Facility
Ammonia	200
UAN	300
Urea (liquid and granular)	60
Nitric acid	10
Pasadena Facility
Ammonium sulfate	520
Sulfuric acid	210
Ammonium thiosulfate	80
Forecasted Consumption in Deliveries
East Dubuque Facility
Natural gas (in million MMBtus)	13.0
Pasadena Facility
Ammonia	140
Sulfur	220
Sulfuric acid	600
Maintenance Capital Expenditures (in millions)
East Dubuque facility	$10.7
Pasadena facility	$4.0
Growth Capital Expenditures (in millions)[1]
East Dubuque facility	$19.0
Ammonia converter project	$15.8
Nitric acid project	$1.3
Pasadena facility	$1.8

[1]	We expect to fund growth capital expenditures with borrowings under the partnership’s credit facility.

First Quarter 2015 Guidance

The partnership provided the following forecast for product deliveries, consumption of inputs and capital expenditures for the first quarter of 2015.

Quarterly Guidance

1Q15
Forecasted Deliveries (in thousand tons)
East Dubuque Facility
Ammonia	32
UAN	49
Urea (liquid and granular)	16
Nitric acid	1
Pasadena Facility
Ammonium sulfate	96
Sulfuric acid	37
Ammonium thiosulfate	22
Forecasted Consumption in Deliveries
East Dubuque Facility
Natural gas (in million MMBtus)	2.2
Pasadena Facility
Ammonia	27
Sulfur	42
Sulfuric acid	109
Maintenance Capital Expenditures (in millions)
East Dubuque facility	$2.2
Pasadena facility	$0.3
Growth Capital Expenditures (in millions)[1]
East Dubuque facility	$6.1
Ammonia converter project	$4.4
Nitric acid project	$1.3
Pasadena facility	$1.8

[1]	We expect to fund growth capital expenditures with borrowings under the partnership’s credit facility.

2015 Progress

The partnership provided the following key operating metrics, progress against its forecasted product deliveries and consumption of inputs for 2015 for the East Dubuque and Pasadena facilities:

Locked-in or Delivered

	Locked-in or Delivered
East Dubuque Facility
Deliveries[1]
Ammonia
Tons (in thousands)	87	or	43%
Average price	$566
UAN
Tons (in thousands)	74	or	25%
Average price	$279
Natural Gas in Cost of Sales[1] (million MMBtus)	7.9	or	61%
Average cost per million MMBtus (including transportation costs)	$4.18
Pasadena Facility
Deliveries and Commitments[1]
Ammonium sulfate
Tons (in thousands)	186	or	36%
Average price	$237

[1]	Through February 28, 2015.

Fourth Quarter 2014 Cash Available for Distribution

Cash distribution for the fourth quarter of 2014 was $11.7 million, or $0.30 per unit. The distribution was paid on February 27, 2015 to unit holders of record as of February 23, 2015. The calculation of the cash available for distribution appears below in this press release.

Conference Call with Management

Rentech Nitrogen will hold a conference call today, March 17, 2015 at 7:00 a.m. PDT, during which senior management will review the partnership’s financial results for this period and provide an update on the business. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-774-6070 or 630-691-2753 and entering the pass code 9432139#. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 9:30 a.m. PDT on March 17 through 11:59 p.m. PDT on March 24. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 9432139#.

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Production Tons (in thousands)
East Dubuque Facility:
Ammonia	86	17	324	244
Ammonia Available for Sale (included in line above)	53	4	178	106
UAN	56	26	269	262
Other Products (excludes CO2)	64	27	281	265
Pasadena Facility:
Ammonium Sulfate	111	91	522	465
Sulfuric Acid	147	111	447	478
Ammonium Thiosulfate	18	17	63	60
Delivered Tons (in thousands)
East Dubuque Facility:
Ammonia	47	27	153	103
UAN	53	32	267	269
Other Products (excludes CO2)	17	8	66	57
Pasadena Facility:
Ammonium Sulfate	114	98	572	428
Sulfuric Acid	51	29	112	148
Ammonium Thiosulfate	11	13	67	54
Average Sales Price per Ton
East Dubuque Facility:
Ammonia	$558	$582	$549	$650
UAN	$267	$264	$280	$295
Pasadena Facility:
Ammonium Sulfate	$228	$189	$203	$251
Sulfuric Acid	$79	$78	$86	$91
Ammonium Thiosulfate	$178	$184	$153	$189
Input Costs
East Dubuque Facility:
Natural Gas
Natural Gas Used in Production (Thousand MMBtus)	2,976	704	11,487	8,942
Average Natural Gas Cost per MMBtu, including transportation cost	$4.85	$4.35	$4.98	$4.18
Natural Gas Cost in Cost of Sales (Thousand MMBtus)	2,914	2,795	11,335	10,085
Average Natural Gas Cost per MMBtu, including transportation cost	$4.88	$4.19	$5.00	$4.16
Input Costs
Pasadena Facility:
Ammonia
Ammonia Used in Production (Thousand Tons)	31	26	142	126
Ammonia in Cost of Sales (Thousand Tons)	31	26	155	115
Sulfur
Sulfur Used in Production (Thousand Tons)	53	41	163	173
Sulfur in Cost of Sales (Thousand Tons)	48	38	194	169
On-Stream Rates[1]:
East Dubuque Facility:
Ammonia	93.5%	34.8%	95.6%	83.6%
UAN	93.5%	39.1%	95.3%	84.1%
Pasadena Facility:
Ammonium Sulfate	82.1%	59.6%	82.7%	76.2%
Sulfuric Acid	91.4%	77.8%	87.0%	87.5%

[1]	The on-stream factors for the ammonia, UAN, ammonium sulfate and sulfuric acid plants equal the total days the applicable plant operated in any given period, divided by the total days in that period.

Rentech Nitrogen Partners, L.P.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Unit Data)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Revenues	$80,560	$54,576	$334,612	$311,375
Cost of Sales	68,754	62,609	274,135	240,021

Gross Profit (Loss)	11,806	(8,033)	60,477	71,354
Operating Expenses
Selling, general and administrative expenses	4,410	3,563	18,011	17,285
Depreciation and amortization	417	1,203	1,509	4,077
Pasadena goodwill impairment	—	—	27,202	30,029
Other	16	770	542	806

Total Operating Expenses	4,843	5,536	47,264	52,197

Operating Income (Loss)	6,963	(13,569)	13,213	19,157
Other Income (Expense), Net
Interest expense	(4,620)	(4,373)	(19,057)	(14,098)
Agrifos settlement	5,632	—	5,632	—
Loss on debt extinguishment	—	—	(635)	(6,001)
Gain on fair value adjustment to earn-out consideration	—	—	—	4,920
Other income (expense), net	(197)	1	(197)	(6)

Total Other Income (Expense), Net	815	(4,372)	(14,257)	(15,185)

Income (Loss) Before Income Taxes	7,778	(17,941)	(1,044)	3,972
Income tax (benefit) expense	(64)	(534)	18	(96)

Net Income (Loss)	7,842	$(17,407)	$(1,062)	$4,068

Basic and Diluted Net Income (Loss) per Common Unit Allocated to Common Unitholders—Basic	$0.20	$(0.45)	$(0.03)	$0.10

Weighted-Average Shares Used to Compute Net Income (Loss) per Common Share:
Basic	38,899	38,869	38,898	38,850

Diluted	38,912	38,869	38,898	38,945

Rentech Nitrogen Partners, L.P.

Statements of Operations by Business Segment

(Stated in Thousands)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Revenues
East Dubuque	$47,924	$30,862	$196,379	$177,700
Pasadena	32,636	23,714	138,233	133,675

Total Revenues	$80,560	$54,576	$334,612	$311,375

Gross Profit (Loss)
East Dubuque	$13,969	$(470)	$74,785	$80,883
Pasadena	(2,163)	(7,563)	(14,308)	(9,529)

Total Gross Profit (Loss)	$11,806	$(8,033)	$60,477	$71,354

Selling, General and Administrative Expenses
East Dubuque	$988	$1,153	$4,165	$4,576
Pasadena	931	953	5,078	4,764

Total Segment Selling, General and Administrative Expenses	$1,919	$2,106	$9,243	$9,340

Depreciation and Amortization
East Dubuque	$72	$39	$194	$191
Pasadena	345	1,164	1,315	3,886

Total Segment Depreciation and Amortization Recorded in Operating Expenses	$417	$1,203	$1,509	$4,077

Net Income (Loss)
East Dubuque	$12,877	$(2,139)	$69,803	$75,244
Pasadena	(3,380)	(9,442)	(47,925)	(48,357)

Total Segment Net Income (Loss)	$9,497	$(11,581)	$21,878	$26,887

Reconciliation of Segment Net Income (Loss) to Consolidated Net Income (Loss)
Segment net income (loss)	$9,497	$(11,581)	$21,878	$26,887
Partnership and unallocated expenses recorded as selling, general and administrative expenses	(2,491)	(1,457)	(8,768)	(7,945)
Partnership and unallocated income (expense) recorded as other income (expense)	5,435	—	4,800	(1,081)
Unallocated interest expense and loss on interest rate swaps	(4,599)	(4,370)	(18,972)	(14,096)
Income tax benefit	—	1	—	303

Consolidated Net Income (Loss)	$7,842	$(17,407)	$(1,062)	$4,068

Rentech Nitrogen Partners, L.P.

Selected Balance Sheet Data

(Stated in Thousands)

	As of December 31,
	2014	2013
	(unaudited)
Cash	$28,028	$34,060
Working capital	14,499	21,188
Construction in progress	47,758	33,531
Total assets	414,316	406,344
Total debt	335,000	320,000
Total Partners’ capital	8,891	23,125

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income (loss) plus net interest expense, income tax expense, depreciation and amortization, Pasadena goodwill, Agrifos settlement and fair value adjustment to earn-out consideration. As used in this table, we calculate cash available for distribution as Adjusted EBITDA plus non-cash compensation expense, less the sum of maintenance capital expenditures not funded by financing proceeds, net interest expense and cash reserved for working capital purposes. Adjusted EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

Net income (loss) excluding income (loss) allocated to unvested units, Pasadena goodwill impairment, loss on debt extinguishment, Agrifos settlement and fair value adjustment to earn-out consideration is included to provide management and investors with net income results for Rentech Nitrogen that are more easily compared to the prior year period.

Non-GAAP financial measures should not be considered alternatives to any measure of financial performance or liquidity presented in accordance with GAAP. Non-GAAP financial measures may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles Adjusted EBITDA to net income (loss) for the fourth quarter of 2014. It also reconciles cash available for distribution to Adjusted EBITDA, both of which are non-GAAP financial measures, for the three months ended December 31, 2014.

	For the Three Months Ended December 31, 2014
(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Net income (loss)	$12,877	$(3,380)	$(1,655)	$7,842
Plus: Net interest expense	21	—	4,599	4,620
Plus: Income tax expense	—	(64)	—	(64)
Plus: Loss on debt extinguishment	—	—	—	—
Plus: Pasadena goodwill impairment	—	—	—	—
Plus: Depreciation and amortization	4,135	2,319	—	6,454
Plus: Agrifos settlement	—	—	(5,632)	(5,632)
Plus: Other	—	5	197	202

Adjusted EBITDA	$17,033	$(1,120)	$(2,491)	$13,422
Plus: Non-cash compensation expense	—	—	124	124
Less: Maintenance capital expenditures	(3,157)	(905)	—	(4,062)
Plus: Portion of capital expenditures financed	—	478	—	478
Less: Net interest expense	(21)	—	(4,599)	(4,620)
Less: Cash reserved for working capital purposes	—	—	6,332	6,332

Cash available for distribution	$13,855	$(1,547)	$(634)	$11,674

Cash available for distribution, per unit	$0.36	$(0.04)	$(0.02)	$0.30

Common units outstanding	38,912	38,912	38,912	38,912

The table below reconciles Adjusted EBITDA, which is a non-GAAP financial measure, to net income (loss) for 2014.

	For the Year Ended December 31, 2014
(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Net income (loss)	$69,803	$(47,925)	$(22,940)	$(1,062)
Plus: Net interest expense	85	—	18,973	19,057
Plus: Income tax expense	1	17	—	18
Plus: Loss on debt extinguishment	—	—	635	635
Plus: Pasadena goodwill impairment	—	27,202	—	27,202
Plus: Depreciation and amortization	15,912	8,345	—	24,257
Plus: Agrifos settlement	—	—	(5,632)	(5,632)
Plus: Other	—	5	197	202

Adjusted EBITDA	$85,801	$(12,356)	$(8,767)	$64,677

The table below reconciles Adjusted EBITDA to net income (loss) for the three months ended December 31, 2013.

	For the Three Months Ended December 31, 2013
(Stated in thousands)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Net income (loss)	$(2,139)	$(9,442)	$(5,826)	$(17,407)
Plus: Net interest expense	—	2	4,371	4,373
Plus: Income tax (benefit) expense	(294)	(240)	—	(534)
Plus: Depreciation and amortization	2,739	2,192	—	4,931
Less: Fair value adjustment to earn-out consideration	—	—	(1)	(1)

Adjusted EBITDA	$306	$(7,488)	$(1,456)	$(8,638)

The table below reconciles Adjusted EBITDA to net income (loss) for 2013.

	For the Year Ended December 31, 2013
(Stated in thousands)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Net income (loss)	$75,244	$(48,357)	$(22,819)	$4,068
Plus: Net interest expense	—	8	14,090	14,098
Plus: Pasadena goodwill impairment	—	30,029	—	30,029
Plus: Loss on debt extinguishment	—	—	6,001	6,001
Plus: Loss on interest rate swaps	—	—	7	7
Plus: Income tax (benefit) expense	66	141	(303)	(96)
Plus: Depreciation and amortization	9,239	8,073	—	17,312
Less: Fair value adjustment to earn-out consideration	—	—	(4,920)	(4,920)
Less: Other	—	—	(1)	(1)

Adjusted EBITDA	$84,549	$(10,106)	$(7,945)	$66,498

The table below reconciles net income attributable to Rentech Nitrogen excluding the loss allocated to unvested units and the Agrifos settlement for the three months ended December 31, 2014.

(Stated in Thousands, Except per Unit Data)	For the Three Months Ended December 31, 2014
(unaudited)

Net income attributable to common unit holders	$7,842

(Loss) allocated to unvested units	(40)

Agrifos settlement	(5,632)

Net income attributable to common unit holders excluding the Agrifos settlement	$2,170

Net income per unit attributable to common unit holders	$0.20

Per unit (loss) allocated to unvested units	—

Per unit Agrifos settlement	(0.14)

Net income per unit attributable to common unit holders excluding the Agrifos settlement	$0.06

Weighted-Average Common Units Outstanding	38,899

The table below reconciles net loss attributable to Rentech Nitrogen excluding loss allocated to unvested units, Pasadena goodwill impairment, loss on debt extingishment and Agrifos settlement for 2014. The table also reconciles net income attributable to Rentech Nitrogen excluding income allocated to unvested units, Pasadena goodwill impairment, loss on debt extinguishment and gain on fair value adjustment to earn-out consideration for 2013.

	For the Year Ended December 31,
(Stated in Thousands, Except per Unit Data)	2014	2013
	(unaudited)
Net income (loss) attributable to common unit holders	$(1,062)	$4,068
Income (loss) allocated to unvested units	(60)	366
Pasadena goodwill impairment	27,202	30,029
Loss on debt extinguishment	635	6,001
Agrifos settlement	(5,632)	—
Fair value adjustment to earn-out consideration	—	(4,920)

Net income attributable to common unit holders excluding income (loss) allocated to unvested units, Pasadena goodwill impairment, loss on debt extinguishment, Agrifos settlement and fair value adjustment to earn-out consideration	$21,083	$35,544

Net income (loss) per unit attributable to common unit holders	$(0.03)	$0.10
Per unit income allocated to unvested units	—	0.01
Per unit Pasadena goodwill impairment	0.70	0.77
Per unit loss on debt extinguishment	0.02	0.15
Per unit Agrifos settlement	(0.14)	—
Per unit loss on fair value adjustment to earn-out consideration	—	(0.13)

Net income (loss) per unit attributable to common unit holders excluding income (loss) allocated to unvested units, Pasadena goodwill impairment, loss on debt extinguishment, Agrifos settlement and fair value adjustment to earn-out consideration	$0.55	$0.90

Weighted-Average Common Units Outstanding	38,898	38,850

The table below reconciles net loss attributable to the Pasadena facility excluding goodwill impairment for 2014 and 2013.

	For the Years Ended December 31,
(Stated in thousands)	2014	2013
	(unaudited)
Net loss for Pasadena	$(47,925)	$(48,357)
Pasadena goodwill impairment	27,202	30,029

Net loss for Pasadena excluding goodwill impairment	$(20,723)	$(18,328)

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of two fertilizer production facilities owned by its operating subsidiaries. The East Dubuque facility is located in the northwestern corner of Illinois, and uses natural gas as a feedstock to produce primarily anhydrous ammonia and UAN solution for sale to customers in the Mid Corn Belt. The Pasadena facility is located in Pasadena, Texas, along the Houston Ship Channel; it uses ammonia and sulfur as feedstocks to produce ammonium sulfate and ammonium thiosulfate fertilizers, and sulfuric acid. Rentech Nitrogen is the largest producer of synthetic granulated ammonium sulfate fertilizer in North America, with sales in the United States and internationally.

Forward-Looking Statements

This press release contains forward-looking statements about matters such as: our forecasts for 2015; the outlook for our nitrogen fertilizer businesses; and trends in the pricing and demand for our nitrogen fertilizer products. These statements are based on management’s current expectations. Actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available on Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release. Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Qualified Notice to Nominees and Brokers

This release is intended to serve as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Rentech Nitrogen’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Rentech Nitrogen’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Source: Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

310-571-9800

ir@rnp.net